UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 20, 2011

AIVTECH INTERNATIONAL GROUP CO.
(Exact name of registrant as specified in its charter)

Nevada	333-161941	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1305 East, Hightech Plaza, Phase 2, Tian'an Cyber Park
Futian District, Shenzhen City, Guangdong Province, China
 (Address of Principal Executive Offices) (Zip Code)

+86 (139) 2349-3889
 (Issuer Telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements

On March 20, 2011, AIVtech International Group Co. (the “Company”) concluded that the financial statements of AIVtech Holding (Hong Kong) Limited, a wholly-owned subsidiary of the Company, for the year ended December 31, 2009 and the financial statements of the Company included in Form 10-Q for the periods ended June 30, 2010 and September 30, 2010 should not be relied upon. These financial statements were audited or reviewed by the Company’s prior auditor, Acquavella, Chiarelli, Shuster, Berkower & Co., LLP.

The following are the reasons the restatement is required.

We reclassified and restated certain line items on the December 31, 2009 financial statements.  However, the restatement has no impact on the 2009 statement of income and comprehensive income.

Consolidated balance sheet

We have reclassified certain VAT tax overpayments from accounts payable and presented as VAT Tax Recoverable line item in the current asset section; reclassified certain tax payable from accounts payable and included in the Tax Payable line item; reclassified the non-controlling interest from liabilities to the equity section.  The non-controlling interest represents the 30% equity interest we do not own in Dongguan AIVtech, a company owned through our wholly owned subsidiary

Consolidated statement of stockholders’ equity

The non-controlling interest is included in the statement of stockholders’ equity.

A portion of the 2009 dividend was not recorded in the proper period.  Of the total $13,177,831 dividend as previously reported in 2009, $8,785,288 was declared in October 2009, $4,394,265 was declared in January 2010.

Consolidated statement of cash flows

As a result of above reclassifications and restatements, the corresponding line items on our consolidated statements of cash flows have been restated.

Similarly, the unaudited quarterly condensed consolidated financial statements for the six months ended June 30, 2010 and for the nine months ended September 30, 2010 shall also be restated to correct the errors as described above.

The following reclassifications and restatements impact the quarterly financial statements:

a)	Reclassified certain VAT tax overpayments from Accounts Payables and Accrued Expense and presented as a separate VAT Tax Recoverable line item.
b)	Reclassified certain tax payable from Accounts Payables and Accrued Expense line item and included in the Tax Payable line item.
c)	Reclassified the Short-Term Bank Loan into Long-Term Loan. Pursuant to the terms in the loan agreement, the loan is payable upon maturity date, which is January 3, 2013.
d)
Reclassified approximately $3.9 million from Due to Related Parties to Dividend Payable.  The amount related to the payment to shareholders pursuant to the share exchange agreement in connection with the reverse acquisition on May 12, 2010.  The payment was deemed dividend distribution to shareholders.

e)	Reclassified the Minority Interest line item from liabilities to Non-Controlling Interest line item in the equity section
f)
The unaudited consolidated statements of cash flow have been restated by applying the average exchange rates for the period to translate the respective line items from RMB to US Dollar on the statements of cash flow.  Previously the Company incorrectly used the period ended balance sheet spot exchange rate for translate certain items on the statement of cash flows.

The restatements have no impact on the consolidated statement of income and comprehensive income for the six months ended June 30, 2010 and for the nine months ended September 30, 2010, respectively.

We have requested our prior independent accountant to furnish us as promptly as possible a letter addressed to the Commission stating whether the independent accountant agrees with the statements made in this Form 8-K in response to this Item 4.02 and, if not, to state the respects in which it does not agree. On March 29, 2011, we received such a letter from our prior auditor which is attached hereto as Exhibit 16.1.

The Company will be filing its annual report on Form 10-K for the period ended December 31, 2010 to include restated financial statements for the year ended December 31, 2009 and for interim periods ended June 30, 2010 and September 30, 2010 with the Commission. The financial statements as of and for the year  ended December 31, 2009, as of and for the six months ended June 30, 2010, as of and for the nine months ended September 30, 2010, respectively, should no longer be relied upon.

The executive officers of the Company discussed with the Company’s prior independent auditors as well as the current independent auditors the matters disclosed in this Item 4.02 of the Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
16.1	Letter from Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, dated March 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AIVTECH INTERNATIONAL GROUP CO.

Date: March 29, 2011	By:	/s/ Jinlin Guo
Jinlin Guo President, Chief Executive Officer and Chairman of the Board of Directors